UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 21, 2018
____________________
ELLIE MAE, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

001-35140 (Commission File Number)	94-3288780 (IRS Employer Identification Number)
4420 Rosewood Drive, Suite 500
Pleasanton, California 94588
(Address of principal executive offices, including Zip Code)
Registrant’s telephone number, including area code: (925) 227-7000
____________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)
On February 21, 2018, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Ellie Mae, Inc. (the “Company”) approved new performance share grants (the “Performance Shares”) for the Company’s senior executive team (other than the Company’s Chief Executive Officer) for the performance period of January 1, 2018 through December 31, 2018 issued pursuant to the Company’s 2011 Equity Incentive Award Plan. The Committee also approved the performance goals and the vesting schedule underlying the Performance Shares for all executives eligible. In accordance with the Company’s corporate governance policies, the Committee submitted its recommendation for a similar Performance Share grant (in the amount detailed below) for the Company’s Chief Executive Officer, which was also approved by the Board on February 21, 2018.
Each Performance Share represents the right to receive one share of the Company’s common stock upon achievement of performance goals established by the Committee covering the performance period over which attainment of the performance goals is determined. In addition, the participant must remain employed by the Company following the performance period in order to earn the common stock underlying his or her Performance Shares. The performance goals may not be changed for a performance period once set except to reflect extraordinary events, changes in any applicable accounting standards or generally accepted accounting principles, and any unforeseen impact due to the adoption of certain accounting standards.
The following table sets forth the number of Performance Shares granted to each of the Company’s executive officers:

Executive	Title	Number of Performance Shares
Jonathan Corr	President & CEO	26,821
Brian Brown	EVP, General Counsel	4,606
Carina Cortez	EVP, Human Resources	4,335
Peter Hirsch	EVP, Technology & Operations	5,961
Matthew LaVay	EVP, Chief Financial Officer	5,961
Cathleen Schreiner Gates	EVP, Sales & Marketing	6,773
Joseph Tyrrell	EVP, Corporate Strategy	6,232
The number of shares of common stock issuable pursuant to the Performance Shares will be based on the Company’s achievement of certain financial goals related to revenue per loan and growth in market share.
Shares of common stock earned, if any, under the Performance Shares will be issued in the first quarter of 2019 after the Committee determines the Company’s level of achievement of the performance goals (the

“Determination Date”), with 25% of the shares being immediately vested and the remaining shares vesting with respect to 25% of the shares on each of the first three anniversaries of the Determination Date, subject to continuous service of the participant through such dates.
The foregoing description of the Performance Shares does not purport to be complete and is qualified in its entirety by reference to the full text of the form of the Performance Share Award Agreement, a copy of which the Company intends to file as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2018.
Item 5.03    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On February 21, 2018, the Board amended and restated the Company’s bylaws to (1) grant stockholders the right to call a special meeting of stockholders, and (2) provide for an exclusive forum provision.
Section 2.3 of the bylaws has been amended to permit one or more stockholders holding in the aggregate 25% or more of the voting power of the Company entitled to vote on the business to be brought before the meeting, subject to the terms and conditions set forth in the bylaws. In adopting this provision, the Board carefully considered the Company’s stockholder base and input received from investors. Prior to the adoption of this provision, a special meeting of the stockholders could only be called pursuant to a resolution adopted by a majority of the entire Board.
A new Section 7.14 has been added to the bylaws to provide that, unless the Company consents otherwise, the Delaware Court of Chancery will be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Company, (2) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Company to the Company or its stockholders, (3) any action asserting a claim against the Company or any director or officer or other employee of the Company arising pursuant to any provision of the Delaware General Corporation Law, the certificate of incorporation or the bylaws or (4) any action asserting a claim against the Company or any director, officer, stockholder or employee of the Company governed by the internal affairs doctrine.
The amended and restated bylaws include other minor and conforming updates.
This description of the amended and restated bylaws is qualified in its entirety by reference to the text of the amended and restated bylaws. The foregoing summary of the amendment and restatement of the Company’s bylaws is qualified in its entirety by reference to the full text of the Company’s amended and restated bylaws, a copy of which is filed as Exhibit 3.1 hereto and incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit No.	Description
3.1	Amended and Restated Bylaws of the Company

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 26, 2018	ELLIE MAE, INC.

By: /s/ Brian Brown
Name: Brian Brown
Title: EVP & General Counsel